Exhibit 10.4

SEPARATION AGREEMENT

May 31, 2024

Jeremy Gowler

[***]
[***]

Re: Separation Agreement

Dear Jeremy:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Invivyd, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be June 29, 2024 (the “Separation Date”). From May 30, 2024 (“Notice Date”) until the Separation Date you shall not be required to complete any duties to the Company other than to transition your duties of employment. On the Notice Date, you agree to voluntary relinquish the titles Chief Operating Officer, Chief Commercial Officer and Interim Chief Executive Officer and from all other officer positions, directorships, trusteeships and other positions that you hold with the Company and affiliates (including completing whatever paperwork to effectuate the relinquishments of such titles and roles).
2.
Accrued Salary. On June 28, 2024, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.
Severance Benefits. If you execute and do not revoke this Agreement set forth below in Section 13, the Company will provide you with the Severance Benefits pursuant to the terms of your September 17, 2022 Employment Agreement, as amended on April 11, 2024 (the “Employment Agreement”).

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2025. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.
Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date.

5.
Stock Options. You were granted an option to purchase shares of the Company’s common stock, pursuant to the Company’s 2020 and/or 2021 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date, all of your then vested options will remain outstanding for ninety (90) days after the date of such termination and all of your then unvested options will terminate and be forfeited as of the date of such termination.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, as of the Separation Date, you have been fully paid any and all compensation, severance, benefits due to you, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits.
7.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you are subject to a Company-issued litigation hold and information preservation obligation, and any such information (e.g., telephone text messages) cannot be returned to the Company at this time, you must abide by those legal obligations and not destroy, discard, alter or erase any such information. Please coordinate return of Company property with Paul Grous, Senior Director, IT,

Infrastructure and Security. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.
9.
Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement (“Restrictive Covenants Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of your Restrictive Covenants Agreement is attached hereto. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Jill Andersen, Chief Legal Officer, immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, the California Department of Fair Employment and Housing, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or other conduct that you have reason to believe is unlawful.
11.
Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn), if applicable. Nothing in this Section 11 shall prevent you from responding truthfully to a valid subpoena, court order and/or similar process from a judicial, law enforcement, administrative or regulatory body of competent jurisdiction, including any proceeding with a Government Agency. Nor does it prohibit the disclosure of factual information that may be disclosed pursuant to California Code of Civil Procedure 1001.
12.
Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
13.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company (including, but not limited to claims under the Employment Agreement) or the termination of that employment; that you are an “aggrieved employee” as that term is defined pursuant to Labor Code Sec. 2699, et al., claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law, including those relating to any employment agreement that you may have entered into with the Company (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the California Fair Employment and Housing Act, (California Government Code Section 12900 et seq.), the California Equal Pay Law (California Labor Code Section 1197.5), the Unruh Civil Rights Act (California Civil Code Section 51 et seq.), the California Constitution, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•
has violated any employment statutes, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act (California Labor Code Sections 1400 et seq.), known as the WARN laws, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), the California Labor Code, the California Family Rights Act of 1993 (California Government Code Section 12945.1 et seq.), and the California Constitution, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•
has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any other federal government agency, the California Department of Fair Employment and Housing, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

Waiver of Rights under California Civil Code Section 1542. You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the matters released in this Agreement. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Agreement, and you agree that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, YOU UNDERSTAND THAT YOU ARE WAIVING ALL RIGHTS YOU MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE COMPANY PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. YOU FURTHER UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU ARE PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF, INCLUDING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AS AN “AGGRIEVED EMPLOYEE” UNDER THE PRIVATE ATTORNEY’S GENERAL ACT (“PAGA”).

14.
Your Acknowledgments and Affirmations; Effective Date of Agreement; Schedule A. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a

Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given a period of forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth business day after this Agreement is executed by you. Failure to execute this Agreement within forty-five days of receiving the Agreement will render this Agreement null and void. If you revoke this Agreement, this Agreement shall become null and void.

You acknowledge that with your receipt of this Agreement you also received an “Age Discrimination in Employment Act Disclosure,” attached as Schedule A, that contains information regarding (i) any class, unit, or group of individuals covered by the Company’s reduction in force (the “Layoff”), any eligibility factors to receive Severance Benefits in connection with the Layoff, and any time limits applicable to the Layoff; and (ii) the job titles and ages of all individuals selected for the Layoff, and the ages of all individuals in the same job classification or organizational unit who are not selected for the Layoff.

15.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

17.
Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California. To the fullest extent allowable by law, any dispute concerning this Agreement shall be resolved in the United States District Court with jurisdiction over Waltham, Massachusetts, and you and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection(s) that any such party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is forty-five (45) days after you receive this Agreement. This Agreement will be null and void if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

Sincerely,

Invivyd, Inc.

By: /s/ Julie Green___________________________

Julie Green

Chief Human Resources Officer

do not execute prior to the separation date

By signing below, you represent and warrant that you have full legal capacity to enter into this Agreement, you have carefully read and understand this Agreement in its entirety, have had a full opportunity to review this Agreement with an attorney of your choosing, and have executed this Agreement voluntarily, without duress, coercion or undue influence.

Agreed to and Accepted:

/s/ Jeremy Gowler_______________________________

Jeremy Gowler

Date: 6/29/2024

CONSIDERATION PERIOD

I, _Jeremy Gowler______________, understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on May 31, 2024. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period.

Agreed:

/s/ Jeremy Gowler

Signature

_6/29/2024_________________________________

Date

Schedule A